EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for Its Fourth Quarter and Fiscal Year Ended March 31, 2015

MCLEAN, Va., May 20, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its fourth quarter and fiscal year ended March 31, 2015. Please read the Company's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2015	December 31, 2014	Change	% Change
For the Quarter Ended:
Total investment income	$ 11,173	$ 11,562	$ (389)	(3.4)%
Total expenses	(6,178)	(5,723)	(455)	(8.0)
Net investment income	4,995	5,839	(844)	(14.5)
Net investment income per common share	0.19	0.22	(0.03)	(13.6)
Cash distribution per common share(A)	0.18	0.23	(0.05)	(21.7)
Net realized gain (loss)	148	(209)	357	NM
Net unrealized appreciation	24,015	1,959	22,056	NM
Net increase in net assets resulting from operations	29,158	7,589	21,569	NM
Weighted average yield on interest-bearing investments	12.5%	12.5%	—%	—
Total dollars funded	$ 53,573	$ 50,062	$ 3,511	7.0
Total dollars repaid	5,680	4,777	903	18.9

As of:
Total investments, at fair value	$ 466,053	$ 394,145	$ 71,908	18.2%
Fair value, as a percent of cost	92.2%	86.2%	6.0%	7.0
Net assets	$ 273,429	$ 226,272	$ 47,157	20.8
Net asset value per common share	9.18	8.55	0.63	7.4
Asset coverage ratio	230%	221%	9	4.1
Number of portfolio companies	34	32	2	6.3

(A) Cash distributions per common share during the quarter ended December 31, 2014 included a special dividend of $0.05 per share.

For the Year Ended:	March 31, 2015	March 31, 2014	Change	% Change
Total investment income	$ 41,643	$ 36,264	$ 5,379	14.8
Total expenses	(21,746)	(16,957)	(4,789)	28.2
Net investment income	19,897	19,307	590	3.1
Net investment income per common share	0.75	0.73	0.02	2.7
Cash distribution per common share	0.77	0.71	0.06	8.5
Total realized (loss) gain	(73)	8,212	(8,285)	NM
Total unrealized appreciation (depreciation)	30,390	(28,848)	59,238	NM
Net increase (decrease) in net assets resulting from operations	50,214	(1,329)	51,543	NM
Weighted average yield on interest-bearing investments	12.6%	12.6%	—%	—
Total dollars invested	$ 132,902	$ 132,203	$ 699	0.5
Total dollars repaid	11,259	51,828	(40,569)	NM

As of:
Total investments at fair value	$ 466,053	$ 314,393	$ 151,660	48.2%
Fair value as a percent of cost	92.2%	82.0%	10.2%	12.4
Total net assets	$ 273,429	$ 220,837	$ 52,592	23.8
Net asset value per common share	9.18	8.34	0.84	10.1
Asset coverage ratio	230%	298%	(68)%	(22.8)
Number of portfolio companies	34	29	5	17.2

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended March 31, 2015, the following significant events occurred:

  Portfolio Activity: Invested $43.0 million, through a combination of secured debt and equity, in two new portfolio companies, and invested an additional $10.6 million into existing portfolio companies, including one follow on investment totaling $5.8 million.

  Common Stock Offering: Completed a public offering in March 2015 of 3.3 million shares of common stock. Gross proceeds totaled approximately $24.4 million and net proceeds, after deducting underwriting discounts and offering expenses borne by us, were $23.0 million.

  Recurring Distributions: Paid monthly cash distributions to common and preferred stockholders for each of January, February, and March 2015. The Company paid $0.06 per common share, per month; $0.1484375 per share, per month for the Company's 7.125% Series A Cumulative Term Preferred Stock ("Series A Term Preferred Stock"); and $0.140625 per share, per month for the Company's 6.75% Series B Cumulative Term Preferred Stock ("Series B Term Preferred Stock").

Fourth Quarter Results: Net investment income for the quarters ended March 31, 2015 and December 31, 2014, was $5.0 million, or $0.19 per share, and $5.8 million, or $0.22 per share, respectively, a decrease of 14.5%. The decrease in net investment income for the quarter ended March 31, 2015, as compared to the prior quarter, was partially due to lower other income resulting from the receipt of $0.6 million of other income in the current quarter as compared to $1.3 million dividend income the Company received from one of its portfolio companies in the prior quarter. The decrease was also due to an increase in the base management fee and dividend expense on our mandatorily redeemable preferred stock.

Net Asset Value per share for the quarter ended March 31, 2015 increased to $9.18, compared to $8.55, from the December 31, 2014 quarter. The quarter over quarter increase was primarily due to a net increase of $24.0 million in net unrealized appreciation on investments during the period resulting from an increase in financial and operational performance of certain portfolio companies.

Fiscal Year End Results: Net Investment Income for the fiscal years ended March 31, 2015 and 2014 was $19.9 million, or $0.75 per share, and $19.3 million, or $0.73 per share, respectively, an increase in Net Investment Income of 3.1%. Net Investment Income increased primarily due to an increase in interest income on the Company's interest-bearing investments in 2015, offset partially by increases in interest and dividend expense, and base management and incentive fee expense compared to the prior year. Interest income on debt investments increased $6.2 million, or 20.4%, primarily due to an increase in the weighted average principal balance of the Company's interest-bearing investments of $50.5 million for the year ended March 31, 2015, compared to the prior year.

Partially offsetting the growth in investment income, was the increase in interest and dividend expense due to the higher weighted average outstanding debt balance of $44.5 million, compared to the prior year. Additionally, the higher investment income was partially offset by an increase in the base management fee resulting from a larger portfolio and an increase in the incentive fee expense, resulting from an increase in the pre-incentive fee income.

Net Asset Value per common share for the fiscal years ended March 31, 2015 and 2014 was $9.18 per share and $8.34 per share, respectively. The year-over-year increase is primarily due to net unrealized appreciation in the current year, as described above for the current quarter.

Subsequent Events: After March 31, 2015, the following significant events occurred:

  Common Stock Offering: In April 2015, the Company issued approximately 0.5 million of additional shares of common stock at the public offering price of $7.40 per share to cover over-allotments related to the March offering, which resulted in additional gross proceeds of approximately $3.7 million and additional net proceeds, after deducting underwriting discounts, of approximately $3.5 million.

  Regular Distributions Declared: Declared the following monthly cash distributions to stockholders:
Declaration Date	Record Date	Payment Date	Distribution per Common Share	Distribution per Series A Term Preferred Share	Distribution per Series B Term Preferred Share
April 14, 2015	April 24, 2015	May 5, 2015	$ 0.0625	$ 0.1484375	$ 0.140625
April 14, 2015	May 19, 2015	May 29, 2015	0.0625	0.1484375	0.140625
April 14, 2015	June 19, 2015	June 30, 2015	0.0625	0.1484375	0.140625
Total for the Quarter:			$ 0.1875	$ 0.4453125	$ 0.421875
  Preferred Stock Offering: In May 2015, we completed a public offering of approximately 1.6 million shares of our 6.50% Series C Term Preferred Stock due 2022 at a public offering price of $25.00 per share. Gross proceeds totaled approximately $40.3 million and net proceeds, after deducting underwriting discounts and offering expenses borne by us, were approximately $38.6 million. Our Board of Directors declared a cash dividend for the combined months of May and June 2015, prorated for days in May that the Series C Term Preferred Stock was outstanding, of $0.221181 per share, payable on June 30, 2015.

Conference Call: The Company will hold its earnings release conference call on Thursday, May 21, 2015, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 21, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 17257306. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through July 21, 2015.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 118 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Forward-looking Statements: This press release may contain "forward-looking statements." Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company's filings with the SEC (accessible at www.sec.gov). All forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

To obtain a paper copy of our Annual Report on Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2015, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893.